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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of June 1, 1999 (this "Employment Agreement"), between K&G MEN'S CENTER, INC., a Georgia corporation (the "Company"), and STEPHEN H. GREENSPAN ("Employee").


                              W I T N E S S E T H:

         WHEREAS, the Company and Employee entered into an Employment Agreement dated as of May 10, 1995 (the "Existing Employment Agreement");

         WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of March 3, 1999 (as amended by Amendment No. 1 to Agreement and Plan of Merger dated March 30, 1999, the "Merger Agreement"), by and between The Men's Wearhouse, Inc.("TMW"), TMW Combination Company and the Company;

         WHEREAS, Employee is the beneficial owner of 1,250,899 shares of the Company's common stock, par value $.01 per share (the "Company Common Stock"), and will benefit from the transactions contemplated by the Merger Agreement;

         WHEREAS, the Company would not consummate the transaction contemplated by the Merger Agreement if Employee did not enter into this Employment Agreement and agree to be bound by the terms hereof; and

         WHEREAS, Employee is willing to accept such terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Company and Employee hereby agree that the terms of the Existing Employment Agreement shall be amended and restated as follows:

         1. Employment.

                  (a) The Company hereby employs Employee as Chief Executive Officer, and in such capacity he shall have full authority to manage the operations of the Company. Included, without limitation, in that authority will be discretion over personnel, facilities, budgets, and other operational matters, subject to the review and approval by the Board of Directors of the Company of such material changes and transactions as are ordinarily beyond the authority of management.

                  (b) Employee shall faithfully and diligently discharge his duties hereunder and shall devote his full business time to the business and affairs of the Company, subject to allowed vacations and to reasonable periods of illness.



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         2. Term of Employment.

                  (a) Unless sooner terminated as provided in Section 4 hereof or due to the death or physical or mental disability of the Employee, Employee's employment shall be for an initial term commencing on the date of this Agreement and ending on the third anniversary of the date hereof (the "Initial Term"). Upon completion of the Initial Term, this Agreement shall renew automatically thereafter from year to year, unless and until terminated as provided in Section 4 hereof.

                  (b) The Employee shall be deemed to be physically or mentally incapacitated for purposes of this Agreement if by reason of any physical or mental incapacity he has been unable or it is deemed that he will be unable for a period of at least one hundred and eighty (180) days to perform his duties and responsibilities hereunder in a reasonably satisfactory manner. In the event of any disagreement between Employee and the Company about whether he is physically or mentally incapacitated such as to permit the Company to terminate his employment pursuant to this paragraph, the question of such incapacity shall be submitted to an impartial and reputable physician selected by mutual agreement of Employee and the Company or, failing such agreement, selected by two physicians (one of which shall be selected by the Company and the other by Employee). The determination of the question of such incapacity by such physician(s) shall be final and binding on Employee and the Company for purposes of this Agreement. The Company shall pay the reasonable fees and expenses of such physician(s).

         3. Compensation and Benefits.

                  (a) As compensation for his services hereunder, the Company shall pay to Employee a base salary of $250,000.00 per year, payable in bi-weekly or semi-monthly installments, during the Initial Term of this Agreement. Such base salary shall be reviewed at least annually by the Board of Directors of the Company to determine whatever increase may be merited.

                  (b) Employee shall be entitled to participate, on a comparable basis with other senior executives of the Company, in all employee benefit plans or programs of the Company in effect from time to time, including but not limited to any bonus or incentive compensation programs, stock option programs and medical, dental, life and disability programs. In addition, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by him while conducting Company business in accordance with policies adopted by the Company from time to time.

         4. Termination.

                  (a) Notwithstanding the provisions of Section 2 hereof, the Company may terminate Employee's employment for "cause" (as defined in Section 4(b) below) by giving written notice to Employee and such notice shall specify the factual basis for such determination.

                  (b) For purposes of this Agreement, termination may be for "cause" in the event of the occurrence of (i) the commission by Employee of a willful or grossly negligent act which causes material harm to the Company, (ii) the conviction of Employee for the commission or



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perpetration by Employee of any felony or any act of fraud, or (iii) habitual absenteeism, chronic alcoholism, or drug addiction; provided, however, that if such illness may reasonably be cured, Employee shall have a reasonable time, not exceeding sixty (60) days, to cure such illness after receiving notice thereof from the Company.

                  (c) In the event that Employee's employment is terminated by the Company on any basis other than for cause as defined in Section 4(b), the Company shall pay to Employee severance compensation in an amount equal to 100% of his then current annual base salary. Such severance compensation shall be paid during the one year period after termination in the same manner as his base salary had been paid immediately prior thereto. Such severance compensation is in consideration of Employee's commitment and availability and in further consideration of Employee's agreement to relinquish continuing compensation and benefits as provided in paragraph (e) below. In the event that Employee's employment is terminated by the Company for cause, the Company shall not pay the Employee any severance compensation.

                  (d) Except as expressly provided in paragraph (c) above or as provided under the express terms of any benefit plan under which Employee is a participant or as otherwise required by applicable law, and except that the Company shall pay his COBRA health benefits premium for a one (1) year period following any termination other than for cause as defined in Section 4(b) hereof, upon termination of Employee's employment, the Company shall have no further obligation to Employee for, and Employee waives and relinquishes, any compensation or benefits except compensation for services performed prior to such termination. At the time of termination of employment, the Company and Employee shall enter into a mutually satisfactory form of release acknowledging such remaining obligations (including any obligations under any agreements between the Company and Employee still in effect) and discharging both parties, as well as the Company's officers, directors and employees with respect to their actions for or in behalf of the Company, from any other claims or obligations arising out of or in connection with Employee's employment by the Company, including the circumstances of such termination. For purposes hereof, compensation due to Employee under this Agreement for services performed prior to such termination shall be prorated to the date of termination and all compensation provided pursuant to Section 3 hereof shall be prorated through the last full week prior to the date of termination on the basis of available information.

         5. Trade Secrets. Employee agrees to maintain in strict confidence, and not use or disclose except under the instruction of the Company, any information comprising a trade secret of the Company. Trade secrets are property rights protected by law and, for purposes of this Agreement, shall have the meaning provided under applicable law, including, in Georgia, Section 10-1-760, et seq. of the Official Code of Georgia Annotated.

         6. Confidential Information. During his employment and for a period of two (2) years after his employment ends (regardless of the reason), Employee shall agree to maintain in strict confidence and except as necessary to perform his duties as an employee of the Company, not use or disclose any confidential business information. For this purpose, "confidential business information" means all non-public information of a competitively sensitive nature concerning the Company, including information (whether in writing or retained as mental impressions) concerning pricing, cost or profit factors; quality programs; annual and long-range business plans; marketing



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plans and methods; customers or suppliers; contracts and bids; and personnel.
This is in addition to the legal rights of the Company in any trade secrets.

         7. Work Product. The Company, shall be the sole owner of Employee's work product. For this purpose, "work product" means all inventions, improvements, discoveries, documentation, programming, and technology (including all associated intellectual property rights) that Employee may create during the term of his employment (alone or with others, at work or elsewhere, during or after the normal workday) relating to the work Employee does, the business of the Company, or any research or development conducted by the Company.

         8. Return of Information. Employee agrees that when his employment ends (regardless of the reason), he will provide the Company with all business records, contracts, calendars, telephone lists, rolodexes, computer files, and other materials in his possession relating to the Company, its business and its customers, including all copies thereof, whether in physical or electronic form.

         9. Restrictions on Competition.

                  (a) For the longer of three years following any termination of his employment or five years from the date the merger is effected pursuant to the Merger Agreement, Employee shall not create, manage, or advise, or provide procurement or marketing services in support of any business primarily engaged in the retail sale, in a discount or "everyday low price" warehouse, outlet or retail chain format, of men's apparel (including men's footwear), which business is located in the contiguous United States.

                  (b) For the longer of three years following any termination of his employment or five years from the date the merger is effected pursuant to the Merger Agreement, Employee shall not solicit for hire, directly or by assisting others, any other employee of the Company anywhere in the United States.

         10. Waiver of Amendment. Any waiver of any term or condition or any amendment of this Agreement shall be effective only if in writing and signed by the parties. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         11. Set-Off. The Company agrees that it will not set-off against any payment obligations of the Company to Employee any claims which the Company may have against Employee, or suspend any payment because of such claims, unless and until such claims have been reduced to judgment or accepted by Employee in writing and liquidated as to amount. Employee agrees that he will not assert any claims which Employee may have against the Company, including any breach of this Agreement by Company, as a defense to enforcement of Employee's obligations hereunder.

         12. Publicity. Following termination of Employee's employment, neither party will disparage or injure the reputation of the other party. This obligation will include, in Employee's case, refraining from negative statements about the Company's methods of doing business, the effectiveness of its business policies, and the quality of any of its products or personnel. In addition,



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neither party will make any statements regarding the other or regarding
Employee's former employment with the Company to any member of the print or broadcast media except after mutual consultation.

         13. Miscellaneous.

                  (a) The Company and Employee agree that venue for any dispute that may arise concerning this Agreement shall be in Fulton County, Georgia.

                  (b) This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof and thereof and supersede all prior arrangements or understandings with respect hereto or thereto.

                  (c) The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision.

                  (d) Notwithstanding any other term or provision of this Agreement, all amounts payable to Employee by the Company hereunder shall be subject to the withholding of such sums relating to taxes as the Company may reasonably determine it is required to withhold pursuant to any applicable law or regulation.

                  (e) All notices pursuant to this Agreement shall be in writing and sufficient if delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

                  If to the Company to:

                           K&G Men's Center, Inc.
                           1225 Chattahoochee Avenue, N.W.
                           Atlanta, Georgia 30318

                  If to Employee to:

                           Stephen H. Greenspan
                           74 Paces West Court
                           Atlanta, Georgia 30327

Either party may by written notice change the address to which notices to such party are to be delivered or mailed.

                  (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Company and Employee have executed this Amended and Restated Employment Agreement under seal as of the day and year first above written.

COMPANY:                                  K&G MEN'S CENTER, INC.



                                          By:/s/ GARY G. CKODRE
                                             -----------------------------------
                                          Name: Gary G. Ckodre
                                          Title: Chief Accounting Officer




EMPLOYEE:                                     /s/ STEPHEN H. GREENSPAN
                                          --------------------------------------
                                          Stephen H. Greenspan